Exhibit 99.1

UNITY Biotechnology Announces Reverse Stock Split Effective at 5:00 PM Eastern Time Today

UBX common stock expected to begin trading on a split-adjusted basis on October 20, 2022

South San Francisco, Calif., October 19, 2022 (GLOBE NEWSWIRE) — UNITY Biotechnology, Inc. (“UNITY” or the “Company”) (Nasdaq:UBX), a biotechnology company developing therapeutics to slow, halt or reverse diseases of aging, today announced that its Board of Directors has approved a 1-for-10 reverse stock split of UNITY’s common stock. The reverse stock split will become effective at 5:00 PM Eastern Time today, October 19, 2022, after close of trading on the Nasdaq Global Select Market. UNITY’s common stock is expected to commence trading on a split-adjusted basis when the markets open on October 20, 2022 under the existing trading symbol “UBX.”

The reverse stock split is primarily intended to bring the Company into compliance with the minimum required closing bid price for continued listing on the Nasdaq Global Select Market. The new CUSIP number for UNITY’s common stock following the reverse stock split will be 91381U200. The CUSIP number for UNITY’s warrants exercisable for shares of common stock will remain unchanged; however, the warrants will be impacted by the reverse stock split ratio upon exercise.

The reverse stock split was approved by UNITY’s stockholders at a special meeting of stockholders held on October 18, 2022. The stockholders of the Company approved a proposal to authorize the Company’s Board of Directors, in its discretion following the special meeting and prior to the Company’s annual meeting of stockholders to be held in 2023, to amend the Company’s amended and restated certificate of incorporation to effect a reverse stock split of the Company’s common stock, whereby each outstanding 6, 7, 8, 9, 10, 11 or 12 shares would be combined, converted and changed into one share of the Company’s common stock, such reverse split ratio to be selected by the Company’s Board of Directors. On October 18, 2022, following the special meeting, the Company’s Board of Directors approved the reverse stock split at the ratio of 1-for-10.

As a result of the reverse stock split, every 10 shares of UNITY’s common stock issued and outstanding will be automatically reclassified into one new share of common stock. The reverse stock split will not modify any rights or preferences of the shares of UNITY’s common stock. Proportionate adjustments will be made to the exercise prices and the number of shares underlying UNITY’s outstanding equity awards, as applicable, and warrants exercisable for shares of common stock, as well as to the number of shares issuable under UNITY’s equity incentive plans and certain existing agreements. The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect the number of authorized shares of common stock or the par value of the common stock.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the reverse stock split will be entitled to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing sales price of the common stock (as adjusted for the reverse stock split) on the Nasdaq Global Select Market today, the last trading day immediately preceding the effective time of the reverse stock split.

Computershare Trust Company, N.A. (“Computershare”), UNITY’s transfer agent, is acting as the exchange agent for the reverse stock split. Stockholders of record holding certificates representing pre-split shares of UNITY’s common stock will receive a letter of transmittal from Computershare with instructions on how to surrender certificates representing pre-split shares. Stockholders should not send in their pre-split certificates until they receive a letter of transmittal from Computershare. Stockholders with book-entry shares or who hold their shares through a bank, broker or other nominee will not need to take any action. Stockholders of record who held pre-split certificates will receive their post-split shares book-entry and will be receiving a statement from Computershare regarding their common stock ownership post-reverse stock split.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on September 13, 2022, which is available free of charge at the SEC’s website, www.sec.gov, and on the Company’s website at www.unitybiotechnology.com.

About UNITY

UNITY is developing a new class of therapeutics to slow, halt or reverse diseases of aging. UNITY’s current focus is on creating medicines to selectively eliminate or modulate senescent cells and thereby provide transformative benefit in age-related ophthalmologic and neurologic diseases.

Forward-Looking Statements

UNITY cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue,” or “project,” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements are based on UNITY’s current beliefs and expectations, and include UNITY’s statements regarding the reverse stock split, expectations with respect to compliance with the minimum required closing bid price for continued listing on the Nasdaq Global Select Market and other future events and expectations described in this press release. The inclusion of forward-looking statements should not be regarded as a representation by UNITY that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in UNITY’s business and other risks described in the UNITY’s filings with the SEC. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include, but are not limited to: market conditions and their impact on the trading price of UNITY’s common stock on the Nasdaq Global Select Market; other factors discussed in the Proxy Statement; and other risks and uncertainties described in filings by UNITY with the SEC, including those discussed under the heading “Risk Factors” in UNITY’s periodic reports filed with the SEC, including UNITY’s most recently filed Annual Report on Form 10-K for the year ended December 31, 2021, its Quarterly Report on Form 10-Q for the period ended June 30, 2022 and its other reports, which are available from the SEC’s website (www.sec.gov). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and UNITY undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof except as required by applicable law. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Investor Contact

LifeSci Advisors, LLC

Joyce Allaire

jallaire@lifesciadvisors.com

Media Contact

Evoke Canale

Katherine Smith

Katherine.Smith@evokegroup.com